UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Entrust, Inc.

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, Texas 75001

March 24, 2006

Dear Stockholder,

You are invited to attend the 2006 Annual Meeting to be held on Friday, May 5, 2006 at 10:00 a.m., local time, at the Westin Galleria, 13340 Dallas Parkway, Dallas TX 75240.

The annual meeting will begin with discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting. Following the meeting I will be available to answer any questions about our operations.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

F. William Conner

President, Chief Executive Officer and Chairman of the Board

ENTRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 5, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Friday, May 5, 2006 at 10:00 a.m., local time, at the Westin Galleria, 13340 Dallas Parkway, Dallas TX 75240 (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect two Class II directors for the ensuing three years;

2.	To approve the Entrust, Inc. 2006 Stock Incentive Plan;

3.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent public accountants for the year ending December 31, 2006; and

4.	To transact such other business, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

Holders of record of the Company’s Common Stock at the close of business on March 8, 2006 are entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. A list of the Company’s stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will be available at the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 24, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on Friday, May 5, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 5, 2006 at 10:00 a.m., local time, at the Westin Galleria, 13340 Dallas Parkway, Dallas TX 75240 and at any adjournments or postponements thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the election of the nominees for director named below, for the approval of the 2006 Stock Incentive Plan and the ratification of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2006. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board of Directors has fixed March 8, 2006 as the record date (the “Record Date”) for determining holders of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were 59,766,515 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Meeting, held by 655 stockholders of record. Because many of these shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these holders of record.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 8, 2006, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 are first being sent or given to stockholders on or about March 24, 2006. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001. All of these documents are also available through the investor relations section of the Company’s website at http://www.entrust.com.

Quorum Requirements

The holders of a majority of the outstanding shares of Common Stock on March 8, 2006 present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions are treated as “present” for quorum purposes.

Voting Requirements

Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly the directorships to be filled at the Meeting will be filled by the nominees receiving the highest number of votes “for.” Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Approval of the Entrust, Inc. 2006 Stock Incentive Plan. You may vote “for,” “against” or “abstain” with respect to the approval of the Entrust, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The affirmative vote of a majority of the votes cast “for” or “against” the matter by stockholders entitled to vote at the Meeting is required to approve the 2006 Plan. Because an abstention is not treated as a vote “for” or “against,” it will have no effect on the outcome of the vote for this proposal.

Ratification of the Appointment of Independent Auditors. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent auditors. The affirmative vote of a majority of the votes cast “for” or “against” the matter by stockholders entitled to vote at the Meeting is required to ratify the appointment of our independent auditors. Because an abstention is not treated as a vote “for” or “against,” it will have no effect on the outcome of the vote for this proposal.

Broker Non-Votes. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on matter.

Expenses and Solicitation

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $5,200, plus reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 8, 2006, with respect to the beneficial ownership of shares of Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors and nominees for directors of the Company;

•	the Named Executive Officers; and

•	all executive officers, directors and nominees for directors of the Company as a group.

For	purposes of this disclosure, the Named Executive Officers consist of:

(i)	the individual who served as the Company’s Chief Executive Officer during 2005 (the “CEO”);

(ii)	the four most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2005; and

(iii)	two additional executive officers for whom disclosure would have been provided pursuant to paragraph (ii) above but for the fact that the individual was not serving as an executive officer of the Company on December 31, 2005.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (%)
5% Stockholders

Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Fiduciary Trust Company International One Franklin Parkway San Mateo, CA 94403	5,779,504	(2)	9.67

Westcliff Capital Management, LLC 200 Seventh Avenue, Suite 105 Sanata Cruz, California 95062	3,044,607	(3)	5.09

Deephaven Capital Management LLC 130 Cheshire Lane, Suite 102, Minnetonka MN 55305	6,431,014		10.76

Directors and Nominees

F. William Conner	5,163,098	(4)	8.64
Butler C. Derrick, Jr.	79,473	(5)	*
Jerry C. Jones	44,141	(6)	*
Andrew Pinder	28,944	(7)	*
Michael P. Ressner	80,141	(8)	*
Douglas Schloss	674,337	(9)	1.13

Other Named Executive Officers

Peter Bello	149,802	(10)	*
James Contardi	18,230	(11)	*
Hans Downer	258,078	(12)	*
Sam Morcos	90,400	(13)	*
David Wagner	289,448	(14)	*
Hans Ydema	176,749	(15)	*

Named Executive Officers, directors and nominees for directors, as a group (13 persons)	7,306,479	(16)	11.80

*	Less than 1%.

(1)	The number of shares beneficially owned by each director, nominee for director, named executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 8, 2006 through the exercise of any stock option, stock appreciation right, or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)

Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Franklin Templeton Investments Corp have sole powers to vote or to direct the vote of 3,580,786, 1,585,336 and 569,300 shares respectively. The securities reported herein (the “Securities”) are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries (each, an “Adviser Subsidiary” and, collectively, the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including the Adviser Subsidiaries. Advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients, unless otherwise noted. The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly-owned Adviser Subsidiary, are exercised independently from FRI and from all other Adviser Subsidiaries (FRI, its affiliates and the Adviser Subsidiaries other than FMA are collectively, “FRI affiliates”). Furthermore, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients. Consequently, FMA and the FRI affiliates report the securities over which they hold investment and voting power separately from each other. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. Franklin Templeton Portfolio Advisors, Inc. (FTPA) may beneficially own these securities pursuant to various separately managed account investment management arrangements. Under these arrangements, each underlying client may, from time to time, either retain, delegate to FTPA entirely, or delegate to FTPA only with respect to certain matters, the power to vote such securities. To the extent that FTPA has voting power over any such securities, it has sole voting power. Notwithstanding the foregoing, to the extent that an underlying client retains voting power over any shares, FTPA has disclaimed any power to vote or direct the vote of such securities. The holdings and other foregoing information is from the Schedule 13G/A jointly filed on February 7, 2006.

(3)	Westcliff Capital Management, LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. No individual client’s holdings of the stock are more than five percent of the outstanding Stock. The holdings and other foregoing information is from a Schedule 13G filed by Westcliff Capital Management LLC on February 2, 2006.

(4)	Includes 4,931,098 shares which may be acquired pursuant to Presently Exercisable Options and 120,000 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(5)	Includes 76,473 shares which may be acquired pursuant to Presently Exercisable Options and 1,500 restricted stock units. Each restricted stock unit vests as to 1/3 of the shares on each of the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(6)	Includes 38,641 shares which may be acquired pursuant to Presently Exercisable Options and 1,500 restricted stock units. Each restricted stock unit vests as to 1/3 of the shares on each of the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(7)	Includes 23,444 shares which may be acquired pursuant to Presently Exercisable Options and 1,500 restricted stock units. Each restricted stock unit vests as to 1/3 of the shares on each of the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(8)	Includes 77,141 shares which may be acquired pursuant to Presently Exercisable Options and 1,500 restricted stock units. Each restricted stock unit vests as to 1/3 of the shares on each of the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(9)

Includes 70,637 shares which may be acquired pursuant to Presently Exercisable Options and 1,500 restricted stock units. Each restricted stock unit vests as to 1/3 of the shares on each of the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis. Mr. Schloss beneficially owns 1,500 shares directly. In addition, 594,500 shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the CEO. Mr. Schloss shares voting and investment power with respect to those shares with certain other shareholders of Marcus Schloss & Co. This also includes an additional 6,200 shares that are held in trust for the benefit of

Mr. Schloss’ daughters with his wife as trustee. Mr. Schloss disclaims beneficial ownership of these 6,200 shares held in trust except to the extent of his pecuniary interest therein.

(10)	Includes 141,604 shares which may be acquired pursuant to Presently Exercisable Options and 7,500 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(11)	Consists of 18,230 shares which may be acquired pursuant to Presently Exercisable Options. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(12)	Includes 313,078 shares which may be acquired pursuant to Presently Exercisable Options and 6,500 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(13)	Includes 75,000 shares which may be acquired pursuant to Presently Exercisable Options and 15,000 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(14)	Includes 249,075 shares which may be acquired pursuant to Presently Exercisable Options and 10,000 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(15)	Includes 165,499 shares which may be acquired pursuant to Presently Exercisable Options and 11,250 restricted stock units. Each restricted stock unit vests as to 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

(16)	Includes 6,351,496 shares which may be acquired pursuant to Presently Exercisable Options.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

The Company has a classified Board of Directors currently consisting of two Class I directors, two Class II directors, and two Class III directors. The Class II, Class III, and Class I directors will serve until the annual meeting of stockholders to be held in 2006, 2007, and 2008 respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class II directors, F. William Conner and Douglas Schloss, both of whom currently serve on the Company’s Board of Directors, unless the proxy is marked otherwise. Each Class II director will be elected to hold office until the 2009 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate.

For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class II directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for directors and executive officers of the Company. The Company encourages directors to attend the annual meetings of stockholders. One of our seven directors who were serving at the time attended last year’s annual meeting of stockholders held on May 6, 2005.

Nominees for Directors With Terms Expiring in 2009 (Class II Directors)

F. William Conner, age 47, has served as the Company’s President and Chief Executive Officer since April 2001 and as Chairman of the Board from October 1998 to May 2000 and from January 2002 to the present. He has been on the Board of Directors since July 1997. He has been highlighted in such publications as The Wall Street Journal, Washington Post and the Financial Times as a knowledge leader in the fight against cyber crime and identity theft. Mr. Conner has been a leader in the effort to elevate information security to a corporate governance issue and fashion a public-private partnership to protect America’s critical infrastructure. He launched and co-chaired the Business Software Alliance Information Security Governance Task Force, which released a security management framework in November 2003. He also co-chaired the National Cyber Security Partnership’s Corporate Governance Task Force, which released its information security governance framework in April 2004. He has been recognized as one of the Federal Computer Week’s Federal 100—the top executives from government, industry and academia who had the greatest impact on the government information systems community in 2003. In 2003, Mr. Conner received the Corporate CEO Award as part of the annual Tech Titans Award program.

From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, a global Internet and communications company, where he led the turnaround of the Enterprise business while redefining and delivering ebusiness applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet and was recognized as “Marketer of the Year” in High Tech. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, Executive Vice President of Nortel Networks’ Enterprise Networks Business and a variety of other key leadership positions in sales and marketing.

Douglas Schloss, age 47, has served on the Board of Directors of the Company since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He is currently the Chairman of the Board of SCO Family of Services, a New York City based social services agency which is one of the ten largest social services agencies in the United States and the largest in New York City. He is also on the Board at St. Paul’s School in Concord, New Hampshire. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Conner and Schloss to the Board of Directors.

Directors Whose Terms Expire in 2008 (Class I Directors)

Butler C. Derrick, Jr., age 68, has been a director of the Company since May 1999. Since February 2004 Mr. Derrick has been the managing partner of Nelson, Mullins, Riley and Scarborough LLP. From August 1998 to February 2004, Mr. Derrick was a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

Jerry C. Jones, age 50, has served on our Board of Directors since December 2003. He serves as Acxiom Corporation’s Business Development and Legal Leader. At Acxiom, he is responsible for the Legal Team, leads the strategy and execution of mergers and alliances, and assists in other strategic initiatives. Mr. Jones came to Acxiom in March 1999 from the Rose Law Firm in Little Rock, Arkansas, where for 19 years he specialized in problem solving and business litigation. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas.

Directors Whose Terms Expire in 2007 (Class III Directors)

Andrew Pinder, age 58, has served on the Board of Directors of the Company since July 2004. As the United Kingdom’s e-Envoy, Mr. Pinder spearheaded the Prime Minister’s directive to bring Internet access to all British citizens and businesses by 2005. He was also responsible for forging stronger information networks in the British government and for enabling the U.K. to be a recognized leading e-Government and a leader in e-Business. Mr. Pinder was awarded the Commander of the Order of the British Empire (CBE) in HM the Queen’s New Year’s Honours list for his services to the Cabinet Office. He is also a non-executive director of United Utilities PLC and its subsidiary Vertex Data Sciences Ltd., both of the United Kingdom. Before his appointment as e-Envoy in 2001, Mr. Pinder was a partner in a venture capital firm and carried out a number of management consultancy assignments for the British government. Previous executive leadership roles also include positions as the head of European Operations and Technology at Citibank, Director of Operations and Technology at Prudential Corporation, and Director of Information Technology at the Office of Inland Revenue.

Michael P. Ressner, age 57, has been a director of the Company since May 1999. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, he served as Vice President of Finance of Nortel Networks’ Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, he held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves on the Board of Directors of Magellan Health Services, Riverstone Networks, Exide Technologies and Arsenal Digital Solutions.

For information relating to shares of Common Stock owned by each of the directors and nominees for directors, see “Security Ownership of Certain Beneficial Owners and Management” above.

Board and Committee Meetings

The Board of Directors of the Company met six times (including by teleconference) during 2005. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during 2005, in each case, which were held during the period for which he was a director.

The Board of Directors has four standing committees: the Compensation Committee, the Audit Committee, the Nominations and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that aside from Mr. Conner all the members of our Board of Directors are “independent” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”). Moreover, the Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that each member of the Audit Committee of our Board of Directors is also “independent” within the meaning of the rules of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ. Each of the Company’s Compensation, Audit and Nominations and Nominations and Corporate Governance Committees is comprised solely of independent directors. In 2004, the Board of Directors appointed Mr. Douglas Schloss as lead independent director in order to coordinate the activities of the independent directors and to perform certain other advisory functions.

The charters for the Company’s Compensation, Audit, and Nominations and Corporate Governance Committees, together with the Company’s Code of Business Conduct, Policy Regarding Selection of Directors and Policy Regarding Communications with the Board, are available on the investor relations section of the Company’s website at http://www.entrust.com. The Board of Directors regularly reviews corporate governance developments and modifies these policies and charters as warranted. Any modifications are reflected on the Company’s website at the address indicated above.

The Compensation Committee has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company’s executive officers and administers and grants stock options and other stock-based awards pursuant to the Company’s stock plans. The Compensation Committee held five meetings during 2005. The current members of the Compensation Committee are Messrs. Jones (chair) and Pinder.

The Audit Committee members are currently Messrs. Schloss (Chair), Ressner and Jones. The Audit Committee held fourteen meetings during 2005. The primary functions of the Audit Committee include:

•	selecting the Company’s independent auditor;

•	reviewing the independence of the independent auditor;

•	reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditor the annual and interim financial statements of the Company.

The Board of Directors has determined that Mr. Schloss is an “audit committee financial expert” within the meaning of the rules of the SEC.

The Nominations and Corporate Governance Committee currently consists of Messrs. Derrick (Chair) and Schloss. The Nominations and Corporate Governance Committee held two meetings during 2005. The primary duties of the Nominations and Corporate Governance Committee include:

•	making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•	studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

•	reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

The Nominations and Corporate Governance Committee and the Board of Directors have adopted a Policy Regarding Selection of Directors. In identifying and recommending to the Board of Directors qualified candidates for Board membership, the Nominations and Corporate Governance Committee focuses primarily on the following criteria: judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; diversity of viewpoints, backgrounds, experiences, and other demographics; business or other relevant experience; and the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company. The Nominations and Corporate Governance Committee does not set specific, minimum qualifications that candidates must meet in order for the Nominations and Corporate Governance Committee to recommend them to the Board of Directors, but rather believes that each candidate should be evaluated based on his or her individual merits. The Nominations and Corporate Governance Committee gives appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s by-laws, and shall evaluate such candidates in the same manner as other candidates identified to the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee may use outside consultants to assist in identifying candidates.

Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company’s by-laws, including the candidate’s name, address and principal occupation. The Company’s by-laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the by-laws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, if less than 70 days’ notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Board of Directors has also adopted a Policy Regarding Communications with the Board. Stockholders of the Company and others who have concerns about the conduct of the Company or any of its directors, officers or employees, including with respect to the Company’s accounting controls or auditing matters, may communicate these concerns, in a confidential or anonymous manner, to Jay Kendry, Vice President and Chief Governance Officer of the Company. Mr. Kendry will communicate concerns regarding accounting, internal controls and other auditing issues to the chairperson of the Audit Committee. Mr. Kendry will communicate other concerns, depending on the nature of the matter, to the chairperson of the Nominations and Corporate Governance Committee. If it is unclear whether a communication involves accounting, internal accounting control or other auditing issues or if it involves both accounting, internal accounting controls or other auditing issues and other matters, Mr. Kendry will direct such communication to the chairperson of the Audit Committee, with a note to that effect. Mr. Kendry may be contacted at Entrust, Inc., 16633 Dallas Parkway, Suite 800, Addison, TX 75001 or via email at jay.kendry@entrust.com.

The Executive Committee currently consists of Messrs. Conner (Chair), Derrick, Jones and Schloss. The Executive Committee held no meetings during 2005. The Executive Committee comprises the Chairman of the Board and the chairs of the other committees of the Board of Directors and provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its stockholders, particularly with respect to matters requiring immediate attention. The Executive Committee has the authority to exercise all the powers of the Board of Directors, except as prohibited by law or the Company’s charter or by-laws and except for the power to fill vacancies on the Board of Directors.

Non-Employee Director Compensation

As of December 31, 2005 non-employee directors receive a quarterly retainer fee of $5,000, a $3,000 cash fee for each regularly scheduled meeting attended (including all committee meetings attended in conjunction with such Board of Directors meeting) and $1,000 for each special meeting, if any, attended during the intervening periods, and are reimbursed for out-of-pocket expenses incurred in connection with their attendance at such meetings. Also, the Audit Committee chair is paid an additional retainer of $4,000 per year, each Audit Committee member is paid an additional retainer of $2,000 per year, the Compensation Committee chair is paid an additional retainer of $4,000 per year, and the chair of Nominations and Corporate Governance Committee is paid an additional retainer of $2,000 per year. Non-employee directors are also awarded 15,000 stock appreciation rights per year and 2,000 restricted stock units per year.

Prior to May 6, 2005, each director had the one-time right to receive additional stock appreciation rights in lieu of cash payment of the retainer and attendance fees to which such director would otherwise be entitled for the period from April 29, 2005 to the 2006 annual meeting of shareholders of the Company. The value of the additional stock appreciation rights were (i) equal the amount of retainer fees and attendance fees to which an electing director would otherwise be entitled and (ii) be calculated in accordance with the guidance in FAS 123R using a binomial option pricing model. The Company valued each stock appreciation right by calculating the value of an option at the date of grant and then subtracting the value retained by the Company as a result of the cap on the option.

The following table sets forth the compensation paid or payable to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2005:

Non-Employee Director	Compensation ($)
Butler C. Derrick, Jr.	$27,375
Anthony E. Hwang	25,725	(1)
Jerry C. Jones	46,175
Andrew Pinder	16,375
Michael P. Ressner	37,175
Douglas Schloss	23,175
Liener Temerlin	10,121	(2)

(1)	On November 17, 2005 Mr. Hwang resigned from the Board of Directors. In consideration of his service to the Board of Directors Mr. Hwang has been or will be paid a cash award in the amount of $13,158. Such award is included in the amount listed, and was calculated based on the Company’s estimate of 10% of the Black Scholes value of options as of the date of his retirement from the Board of Directors, exclusive of vested in-the-money options and exclusive of in-the-money options that are scheduled to vest within 90 days from such retirement date.

(2)

On January 28, 2005, Mr. Temerlin resigned from the Board of Directors. In consideration of his service to the Board of Directors, Mr. Temerlin was paid a cash award of $10,121. Such award is included in the amount listed, and was calculated based on the Company’s estimate of 10% of the Black Scholes value of his options as of the date of his retirement from the Board of Directors, exclusive of vested in-the-money options and exclusive of in-the-money options that are scheduled to vest within 90 days from such retirement date.

Non-employee directors are eligible to receive stock options, stock appreciation rights, and restricted stock units under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The following table sets forth certain information with respect to stock appreciation rights granted to non-employee directors during the year ended December 31, 2005. Each stock appreciation right vests as to one-third of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

Stock Appreciation Rights Granted to Non-Employee Directors

Director	Grant Date	Number of Shares Underlying SARS (#)	Exercise Price ($)
Butler C. Derrick, Jr.	May 6, 2005	15,000	$3.97
Anthony E. Hwang (1)	May 6, 2005	28,334	$3.97
Jerry C. Jones	May 6, 2005	15,000	$3.97
Andrew Pinder	May 6, 2005	28,334	$3.97
Michael P. Ressner	May 6, 2005	15,000	$3.97
Douglas Schloss	May 6, 2005	31,000	$3.97
Liener Temerlin (2)	—	—	—

(1)	Mr. Hwang resigned from the Board of Directors on November 17, 2005.

(2)	Mr. Temerlin resigned from the Board of Directors on January 28, 2005.

The following table sets forth certain information with respect to restricted stock units granted to non-employee directors during the year ended December 31, 2005. Each restricted stock unit vests as to one-third of the shares on the first, second and third anniversaries of the grant date, and is convertible for Common Stock on a 1-for-1 basis.

Restricted Stock Unit Granted to Non-Employee Directors

Director	Grant Date	Amount
Butler C. Derrick, Jr.	November 7, 2005	1,500
Anthony E. Hwang (1)	November 7, 2005	1,500
Jerry C. Jones	November 7, 2005	1,500
Andrew Pinder	November 7, 2005	1,500
Michael P. Ressner	November 7, 2005	1,500
Douglas Schloss	November 7, 2005	1,500
Liener Temerlin(2)	—	—

(1)	On November 17, 2005 Mr. Hwang resigned from the Board of Directors.

(2)	Mr. Temerlin resigned from the Board of Directors on January 28, 2005.

Compensation of Executive Officers

Summary Compensation

The following table sets forth certain information for the years ended December 31, 2003, 2004 and 2005 with respect to the compensation of each of the Named Executive Officers. Please see “Employment,

Non-Competition, Retention and Separation Agreements” below for a description of the various employment and severance arrangements with the Company’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)		Securities Underlying Options(#) (1)
F. William Conner President and Chief Executive Officer	2005 2004 2003	500,000 500,000 500,000		450,000 750,000 500,000	(2) (5) (7)	495,600 — —	(3)	250,000 300,000 500,000	16,882 12,308 10,914	(4) (6) (8)

Peter Bello (9) Senior Vice President and General Manager, U.S. Federal Government	2005 2004 2003	221,731 203,606 183,077		60,000 101,063 —		30,450 — —	(10)	27,500 40,000 12,000	7,238 6,968 5,852	(11) (12) (13)

James Contardi (14) Senior Vice President World-wide sales	2005 2004	247,875 81,623	(17)	49,315 —		17,010 68,750	(15) (18)	15,000 200,000	7,634 356	(16) (19)

Hans Downer(20) Senior Vice President, Global Professional Services and Canadian Sales	2005 2004 2003	283,116 263,216 234,651	(21) (24)	10,724 86,400 —	(21) (25)	26,250 — —	(22)	26,000 25,000 65,000	10,802 9,709 6,619	(23) (26) (27)

Sam Morcos(28) Senior Vice President Sales	2005 2004 2003	186,165 99,984 20,590	(29) (29) (29)	97,913 26,201	(29) (29)	62,550 — —	(30)	150,000 — —	4,955 1,571 996	(31) (32) (33)

David Wagner(34) Senior Vice President and Chief Financial Officer	2005 2004 2003	236,730 235,000 207,058		45,000 135,125 —	(37)	48,825 — —	(35)	37,500 25,000 80,000	4,913 5,399 4,181	(36) (38) (39)

Hans Ydema(40) Senior Vice President EMEA Sales	2005 2004 2003	167,761 159,867 156,709	(41) (41) (41)	268,716 106,970 116,108	(41) (41) (41)	47,550 — —	(42)	65,000 25,000 40,000	30,716 31,947 32,714	(43) (44) (45)

(1)	Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company did not grant any stock appreciation rights to the Named Executive Officers during the years 2003, 2004 or 2005.

(2)	This amount includes $100,000 paid to Mr. Conner in 2006 but awarded under the Entrust Non-Deferred Performance Bonus Plan from the “Bonus Pool for 2005” (as such phrase is defined in such plan).

(3)	Mr. Conner received 120,000 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant dates.

(4)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $7,000, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $8,892.

(5)	Represents Mr. Conner’s bonus under the corporate wide bonus program.

(6)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,500, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $4,575.

(7)	Represents a signing bonus, payable over time, that was paid to Mr. Conner pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

(8)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,000, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $3,924.

(9)	The Company appointed Mr. Bello as an executive officer on February 20, 2006.

(10)	Mr. Bello received 7,500 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant dates.

(11)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,746 and payment by the Company with respect to term life insurance for the benefit of Mr. Bello in the amount of $492.

(12)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Bello in the amount of $468.

(13)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $5,492 and payment by the Company with respect to term life insurance for the benefit of Mr. Bello in the amount of $360.

(14)	Mr. Contardi joined the Company in October 2004 as an executive officer. On May 20, 2005, Mr. Contardi resigned as the Company’s Senior Vice President, World-wide Sales, effective as of such date.

(15)	Mr. Contardi received 4,500 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant date.

(16)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $ 7,000 and payment by the Company with respect to term life insurance for the benefit of Mr. Contardi in the amount of $ 634.

(17)	Includes $49,315 in sales incentives which were guaranteed to Mr. Contardi under the terms of his employment offer. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Contardi.”

(18)	Mr. Contardi received 25,000 restricted shares. One-fourth of the restricted shares were to vest on October 18, 2005, and the remaining shares were to vest at a rate of one-thirty-sixth of the remaining shares per month for the next 36 months thereafter. None of these shares have or will vest. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Contardi.”

(19)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $277 and payment by the Company with respect to term life insurance for the benefit of Mr. Contardi in the amount of $79.

(20)	Mr. Downer became an executive officer in April 2003. On January 23, 2006, Hans Downer resigned his position as an executive officer but will remain as a consultant to the Company until October 23, 2006.

(21)	In 2005 Mr. Downer was paid in Canadian dollars. The amount shown is in United States dollars based on conversion rate of 0.857927 U.S. dollar per Canadian dollar.

(22)	Mr. Downer received 6,500 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant date.

(23)	Represents the Company’s contributions to Mr. Downer’s RRSP plan in the amount of $8,654, payment by the Company with respect to term life insurance for the benefits of Mr. Downer in the amount of $551, and Canada Pension Plan contributions totaling $1,597 (based on exchange rate of 0.857927 U.S. dollar per Canadian dollar).

(24)	Mr. Downer relocated to Canada in June 2004 and a portion of this salary was paid in Canadian dollars. The amount shown is based on an exchange rate of 0.857927 U.S. dollar per Canadian dollar.

(25)	Represents Mr. Downer’s bonus under the corporate wide bonus program.

(26)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $5,915, a contribution to Mr. Downer’s RRSP plan in the amount of $1,960, and payment by the Company with respect to term life insurance for the benefits of Mr. Downer in the amount of $499 (based on exchange rate of 0.857927 U.S. dollar per Canadian dollar).

(27)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,000 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $619.

(28)	Mr. Morcos became an executive officer on May 20, 2005.

(29)	Mr. Morcos is paid in Canadian dollars. The amount shown is in United States dollars based on conversion rate of 0.857927 U.S. dollar per Canadian dollar.

(30)	Mr. Morcos received 15,000 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant date.

(31)	Represents the Company’s contributions to Mr. Morcos’ RRSP plan in the amount of $3,040, payment by the Company with respect to term life insurance for the benefits of Mr. Morcos in the amount of $318, and Canada Pension Plan contributions totaling $1,597 (based on exchange rate of 0.857927 U.S. dollar per Canadian dollar).

(32)	Represents the Company’s contributions to Mr. Morcos’ Canada Pension Plan contributions totaling $1,571 (based on exchange rate of 0.857927 U.S. dollar per Canadian dollar).

(33)	Represents the Company’s contributions to Mr. Morcos’ Canada Pension Plan contributions totaling $996 (based on exchange rate of 0.857927 U.S. dollar per Canadian dollar).

(34)	Mr. Wagner became Senior Vice President and Chief Financial Officer in April 2003.

(35)	Mr. Wagner received 10,000 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant dates.

(36)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $ 4,292 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $620.

(37)	Represents Mr. Wagner’s bonus under the corporate wide bonus program

(38)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $4,692 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $707.

(39)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $3,634 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $547.

(40)	Mr. Ydema became an executive officer on October 31, 2005.

(41)	Mr. Ydema is paid in Euros. The amount shown is in United States dollars based on conversion rate of 1.1842 U.S. dollar per Euro.

(42)	Mr. Ydema received 11,250 restricted stock units convertible for Common Stock on a 1-for-1 basis. Each restricted stock unit vests as to 25% on each of the first, second, third and fourth anniversaries of the grant dates.

(43)	Represents the Company’s contributions to Mr. Ydema’s pension plan in the amount of $12,553 and payment of a car allowance to Mr. Ydema in the amount of $18,163 (based on conversion rate of 1.1842 U.S. dollar per Euro).

(44)	Represents the Company’s contributions to Mr. Ydema’s pension plan in the amount of $13,424 and payment of a car allowance to Mr. Ydema in the amount of $18,163 (based on conversion rate of 1.1842 U.S. dollar per Euro).

(45)	Represents the Company’s contributions to Mr. Ydema’s pension plan in the amount of $14,550 and payment of a car allowance to Mr. Ydema in the amount of $18,163 (based on conversion rate of 1.1842 U.S. dollar per Euro).

Option Grants

The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2005 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2005 to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
F. William Conner	225,000 25,000	19.18	3.78 4.62	4/29/2012 11/7/2012	393,259	916,461

Peter Bello	20,000 7,500	2.11	3.78 4.62	4/29/2012 11/7/2012	44,883	104,596

James Contardi	15,000	1.15	3.78	4/29/2012	23,083	53,792

Hans Downer	20,000 6,000	2.00	3.78 4.62	4/29/2012 11/7/2012	42,062	98,021

Sam Morcos	150,000	11.50	4.17	5/20/2012	254,641	593,423

David Wagner	30,000 7,500	2.88	3.78 4.62	4/29/2012 11/7/2012	60,271	140,458

Hans Ydema	15,000 50,000	4.99	3.78 4.45	4/29/2012 10/31/2012	113,662	264,882

(1)	Options are scheduled to become exercisable as to 50% of the original number of Shares on the grant date, and as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months thereafter beginning on the first anniversary of the grant date.

(2)	The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

(3)

Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock, which is dependent on a number of factors, including the future financial results of the Company. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

Aggregated Fiscal Year-End Option Values

The following table summarizes certain information regarding the number and value of unexercised stock options held as of December 31, 2005 by each of the Named Executive Officers. No options or stock appreciation rights were exercised during fiscal 2005 by any of the Named Executive Officers, and no stock appreciation rights were outstanding at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-The-Money Options at Fiscal Year- End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)(2)
F. William Conner			4,859,916/477,084	685,458/588,542
Peter Bello	20,000	69,906	135,665/ 54,585	52,636/ 96,644
James Contardi	68,438	142,788	312/146,250	331/296,649
Hans Downer	—	—	304,557/ 56,751	434,975/ 93,145
Sam Morcos	—	—	75,000/ 90,000	50,250/122,850
David Wagner	—	—	238,139/ 74,585	213,683/121,644
Hans Ydema	—	—	160,082/ 74,168	84,390/130,560

(1)	Value based upon the last sales price per share ($4.84) of the Company’s Common Stock on December 31, 2005, as reported on the NASDAQ National Market, less the exercise price.

(2)	These values were calculated without reference to the fact that on January 28, 2004 the Compensation Committee and the Board of Directors approved the acceleration of certain unvested stock options with an exercise price of $4.79 or more—see “Report of the Compensation Committee on Executive Compensation”.

Employment, Non-Competition, Retention and Separation Agreements

Mr. Bello

Mr. Bello, age 43, joined Entrust in 1998 as Director of North American Professional Services. He was promoted to Vice President, North American Professional Services, Asia Pacific & Latin America, in 2001. On August 2, 2004 he was promoted to the position of Vice President of US Federal Sales. Mr. Bello’s base salary was increased to $220,000 and the Company granted an option to purchase 15,000 shares of Common Stock. The strike price of the stock options are equal to the fair market value of the Company’s common stock on the close of business on August 19, 2004. In consideration of such promotion, Mr. Bello executed an employment agreement dated September 9, 2004 together with an executive severance agreement and an executive confidentiality, non-solicitation, non-competition, intellectual property rights and code of conduct agreement (collectively the “Bello Agreement”). Mr. Bellow has an annual incentive potential of 45% of his base salary at 100% achievement of individual management objectives and revenue targets, subject to review by the Compensation Committee of the Board of Directors of the Company.

The Bello Agreement provides that if Mr. Bello enters into the Company’s then-standard release and severance agreement promptly after termination of his position at the Company without cause, he will be entitled to continuance of his base salary and benefits for a further eight months. In addition, any stock options or restricted stock units will continue to vest during this eight month period. However, no sales incentive payments will accrue for the period following termination of his position at the Company.

The Bello Agreement contains provisions relating to executive confidentiality, non-solicitation, intellectual property rights, and code of conduct. Pursuant to these provisions, Mr. Bello (i) will not disclose the Company’s confidential information, (ii) assigns to the benefit of the Company all rights to intellectual property rights created by Mr. Bello, (iii) agrees to non-solicitation provisions which prohibit him for a period of twelve months from the termination of his position at the Company from attempting to solicit any the Company employees, or approaching or soliciting any customer/client, potential customer/client or maturing business opportunity of the Company in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from the Company, among other related prohibitions, and (iv) will adhere to the Company’s Code of Conduct.

Mr. Bello’s employment is at-will.

Mr. Conner

Pursuant to an employment agreement dated April 22, 2001 between Mr. F. William Conner and the Company (the “Conner Employment Agreement”), the Company agreed to employ Mr. Conner as its President and Chief Executive Officer, with an annualized base salary of $500,000 and an annual target performance bonus equal to 100% of Mr. Conner’s then current annualized base salary at the end of each calendar year during which he remains employed by the Company, provided, however, that with respect to calendar year 2001, the Company paid Mr. Conner the full targeted bonus amount for such year upon Mr. Conner’s commencement of employment with the Company. The target bonus amount of $500,000 was paid on May 4, 2001. Under the terms of the Conner Employment Agreement, the Company also agreed to pay Mr. Conner a sign-on bonus of $2,000,000 payable as follows: (1) $1,000,000 within the first week of employment, (2) $500,000 upon completing one year of employment and (3) $500,000 upon completing two years of employment. Accordingly, the Company paid Mr. Conner $1,000,000 (less applicable withholdings and deductions) on May 4, 2001 and $500,000 (less applicable withholdings and deductions) on April 5, 2002. The final installment was paid in 2003. In addition, Mr. Conner is entitled to four weeks of paid vacation per calendar year and reimbursement of (1) reasonable business expenses incurred in connection with the performance of his duties as the Company’s President and Chief Executive Officer and (2) up to $50,000 of reasonable and documented legal and accounting fees incurred in connection with entering into the Conner Employment Agreement. During the term of his employment, Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company to the extent that he is eligible thereunder. Mr. Conner was appointed Chairman of the Company’s Board of Directors on January 25, 2002. Subject to the terms and conditions of the Conner Employment Agreement, Mr. Conner’s employment is terminable at will.

In connection with Mr. Conner’s employment as the Company’s President and Chief Executive Officer, the Company granted to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $6.87 per share, all of which have now vested.

The Conner Employment Agreement also includes provisions respecting severance, non-solicitation, con-competition, and confidentiality obligations which have been replaced and superseded by a Severance and Change in Control Agreement (the “Conner SCIC Agreement”) entered into between Mr. Conner and the Company on February 2, 2004.

Pursuant to the Conner SCIC Agreement, if Mr. Conner terminates his employment for Good Reason (as defined in the Conner SCIC Agreement), or the Company terminates Mr. Conner’s employment without Cause (as defined in the Conner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Conner SCIC Agreement), then Mr. Conner’s entitlements will include (i) a severance benefit in an amount equal to 2.0 times the sum of his Base Salary (as defined in the Conner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs; and (ii) immediate acceleration of vesting of all options which would otherwise vest within 18 months of his termination and the right to exercise any vested stock options for 180 days or the remainder of the exercise period, if less. However, if Mr. Conner terminates his employment for Good Reason (which in this context includes any termination by Mr. Conner within 12 months following a Change in Control) or the Company terminates Mr. Conner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Conner’s entitlement will include: (a) a severance benefit in an amount equal to 3.0 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 36 months.

Under the terms of the Conner SCIC Agreement Mr. Conner also agreed:

•	to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Conner to keep such information confidential) or making use of any confidential information except in the performance of his duties or when required to do so by law;

•	subject to limited exceptions, for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•	for a period of 18 months following the termination of his employment, he will not, without the prior consent of the Company, directly or indirectly, have a material interest in (other than an interest held on February 2, 2004 or derived directly, without further material investment by Mr. Conner, from any such interest), be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer in any entity which is in direct and material competition with the business of the Company anywhere in North America or Europe; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Conner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Conner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Conner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Conner, bears the financial cost of the excise tax.

On February 2, 2004 the Company also entered into a letter agreement with Mr. Conner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Conner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $200,000 and $5,000,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20 per share.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan (the “Plan”) which was adopted by the Company’s Board of Directors in December 2003. The Plan defines “Change in Control”, “Cause” and “Good Reason” to have substantially the same meaning as specified in the Conner SCIC Agreement. Under the terms of the Plan, a participant must be an employee immediately prior to a Change in Control in order for the CIC Bonus to be payable. However, if Mr. Conner suffers a Termination in Contemplation of a Change in Control (as defined in the Plan), Mr. Conner shall be entitled to receive full payment. If Mr. Conner’s employment is terminated for Cause at any time prior to a Change in Control, Mr. Conner shall forfeit the CIC Bonus under the Plan and shall not receive any consideration for the cancellation of such CIC Bonus. The Company’s Board of Directors (or committee established by the Board of Directors) may modify, amend, suspend or terminate the Plan; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of Mr. Conner, adversely affect his rights under the Plan or under the Conner CIC Bonus Agreement.

Mr. Contardi

Mr. James Contardi was first employed by the Company pursuant to a letter agreement dated October 15, 2004 in the position of Senior Vice President, Worldwide Sales of the Company. Mr. Contardi’s base salary was established at $240,000. In connection with his employment, the Company granted to Mr. Contardi an option to purchase 200,000 shares of Common Stock at an exercise price of $2.75 per share and 25,000 shares of restricted Common Stock. In addition, Mr. Contardi was guaranteed a sales incentive at 100% of his base salary for the time period between his hire date and December 31, 2004, calculated on a pro-rata basis. Commencing January 2005, Mr. Contardi was also eligible to receive quarterly sales incentive bonuses which are a function of the Company’s recognized product revenue and gross product margins. These were only payable provided that certain thresholds are met for such recognized revenue.

On May 20, 2005, Mr. Contardi resigned from the Company. On the same date the Company and Mr. Contardi entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Contardi will be paid his current monthly salary amount pursuant to the Company’s normal payroll schedule until May 19, 2006, and will continue his current medical and insurance benefits through May 19, 2006. In addition, the Separation Agreement provides that Mr. Contardi is subject to certain confidentiality, non-competition, and non-solicitation obligations. As of May 20, 2005, Mr. Contardi’s current stock options continued to vest pursuant to the terms of controlling stock option plans for a period of one year. Mr. Contardi’s common stock of the Company granted under the Amended and Restated 1996 Stock Incentive Plan, as amended, ceased vesting on May 20, 2005, and any unvested common stock was forfeited as of May 20, 2005. Mr. Contardi waived and released the Company and its affiliates from any and all claims of any kind whatsoever. The Company agreed to release Mr. Contardi from any and all claims which arise out of actions taken in good faith by Mr. Contardi while serving as Senior Vice President, World-wide Sales. The Executive Severance Agreement, dated October 15, 2004, between the Company and Mr. Contardi was also terminated.

Mr. Downer

Mr. Hans Downer was first employed by the Company pursuant to a letter agreement dated December 1997. Effective April 7, 2003 the Company promoted Mr. Downer to the position of Senior Vice President, Global Professional Services and Canadian Sales by way of a letter agreement between Mr. Downer and Entrust Limited, a subsidiary of the Company, (the “Downer Agreement”) pursuant to which Mr. Downer’s base salary was established at $240,000. Mr. Downer was also eligible to receive an annual incentive bonus of up to 30% of his base salary provided certain specified individual and Company targets are met, subject to review by the Company’s Compensation Committee. In connection with his promotion the Company agreed to grant Mr. Downer an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Downer acquired an option to purchase 65,000 shares of Common Stock of the Company at an exercise price of $3.20 per share. Mr. Downer agreed to relocate to Ottawa, Canada to commence employment with Entrust Limited, a wholly owned subsidiary of the Company, and the Company agreed to provide Mr. Downer with relocation assistance as more particularly described in the Downer Agreement. Mr. Downer’s salary was converted into Canadian dollars at the exchange rate applicable on the date of relocating. His base salary was $330,000 Canadian (CDN) dollars as of December 31, 2005.

On January 23, 2006, Hans Downer resigned as the Company’s Senior Vice President, Global Professional Services and Canadian Sales. Mr. Downer will remain as a consultant to the Company until October 23, 2006. Pursuant to a Separation Agreement entered into between Mr. Downer and Entrust Limited on January 24, 2006, Mr. Downer will be paid his current monthly salary amount pursuant to the Company’s normal payroll schedule until October 23, 2006. Mr. Downer’s rights with respect to options to purchase stock of the Company, restricted stock units and/or stock appreciation rights granted on or before January 23, 2006 will continue to vest pursuant to the terms of controlling equity plans and award agreements until October 23, 2006. Mr. Downer shall have an additional 90 days after October 23, 2006 to exercise his vested equity. Any unvested equity as of October 23, 2006 shall be forfeited. Mr. Downer released the Company, its affiliates, directors, officers, agents and employees from any and all claims arising directly or indirectly from Mr. Downer’s employment with the Company. In addition, the Separation Agreement provides that Mr. Downer is subject to confidentiality obligations with regard to information obtained during the course of his employment at the Company. Mr. Downer is also subject to non-competition and non-solicitation obligations for a period of one year from the date of the Separation Agreement.

Mr. Morcos

On May 20, 2005, Entrust Limited entered into an employment agreement with Sam Morcos, who on that day was appointed as Senior Vice President, Sales of the Company. Mr. Morcos’s annual base salary as set out in his employment agreement is $250,000 CDN. He is also eligible for annual sales incentive payments of $180,000 CDN at 100% achievement of objectives and revenue targets that are annually set by the Company’s Compensation Committee. The employment agreement guaranteed Mr. Morcos minimum incentive payments in 2005 of $40,000 CDN. Mr. Morcos’s employment agreement also provides for a grant of (i) 15,000 restricted stock units and (ii) stock options to purchase 150,000 shares of common stock of Entrust. The strike price of the stock options are equal to the fair market value of the Company’s common stock on the close of business on May 20, 2005.

Mr. Morcos’s employment agreement also provides that if he enters into the Company’s then-standard release and severance agreement promptly after his constructive dismissal or termination of his employment without cause, he will be entitled to notice, or base salary continuance in lieu of notice, for a further twelve months, his benefits for up to twelve months, and continued vesting of any stock options or restricted stock units that he holds. However, no sales incentive payments will accrue for the period following termination of his employment. The employment agreement is terminable at will at any time by Mr. Morcos or Entrust Limited.

Mr. Morcos has also executed an Executive Confidentiality, Non-Solicitation, Intellectual Property Rights, and Code of Conduct Agreement. This agreement provides that Mr. Morcos will not disclose the Company’s confidential information, assigns to the benefit of Entrust all rights to intellectual property rights created by Mr. Morcos, and includes non-solicitation provisions which prohibit him for a period of twelve months from the end of his employment from attempting to solicit any Entrust employees, or approaching or soliciting any customer/client, potential customer/client or maturing business opportunity of Entrust in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust, among other related prohibitions.

Mr. Wagner

By way of a letter agreement dated May 5, 1997 between the Company and Mr. David Wagner, the Company agreed to employ Mr. Wagner as the Company’s controller. On March 27, 2001 Mr. Wagner and the Company entered into a Non-competition and Non-solicitation Agreement (the “Wagner Non-Competition

Agreement”) providing that for a period of one year after termination of his employment with the Company Mr. Wagner would not:

•	engage in any business or enterprise that directly or indirectly competes with the Company or any of its subsidiaries in the United States, Canada or Europe; or

•	Solicit business from or perform services for any customer, supplier, licensee or business relation of the Company or any of its subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries, or in any other way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

Pursuant to a letter agreement dated April 24, 2003 between the Company and Mr. Wagner, the Company promoted Mr. Wagner to the position of Senior Vice President, Chief Financial Officer with a base salary of $215,000 and an annual incentive target bonus equal to 40% of his base salary provided certain specified individual and Company targets are met, and the Company agreed to grant Mr. Wagner an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Wagner acquired an option to purchase 80,000 shares of Common Stock of the Company at an exercise price of $3.20 per share.

In August 2003 Mr. Wagner’s annual incentive bonus was changed to 50% of his base salary, subject to review by the Company’s Compensation Committee. In October 2003 the Compensation Committee increased Mr. Wagner’s base salary to $235,000.

On February 2, 2004 the Company and Mr. Wagner entered into a Severance and Change in Control Agreement (the “Wagner SCIC Agreement”) pursuant to which, if Mr. Wagner terminates his employment for Good Reason (as defined in the Wagner SCIC Agreement), or the Company terminates Mr. Wagner’s employment without Cause (as defined in the Wagner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Wagner SCIC Agreement), then Mr. Wagner’s entitlements will include a severance benefit in an amount equal to 1.5 times the sum of his Base Salary (as defined in the Wagner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs. However, if Mr. Wagner terminates his employment for Good Reason (which in this context includes any termination by Mr. Wagner within 12 months following a Change in Control) or the Company terminates Mr. Wagner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Wagner’s entitlement will include: (a) a severance benefit in an amount equal to 2.5 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 24 months.

Under the terms of the Wagner SCIC Agreement Mr. Wagner also:

•	agreed to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Wagner to keep such information confidential) or making use of any confidential information except in the performance of his duties or when required to do so by law;

•

agreed for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•	reaffirmed his obligations in the Wagner Non-Competition Agreement; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Wagner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Wagner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Wagner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Wagner, bears the financial cost of the excise tax.

On February 2, 2004 the Company entered into a letter agreement with Mr. Wagner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Wagner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $250,000 and $900,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan – see “Employment, Non-competition, Retention and Separation Agreements—Mr. Conner”.

Mr. Ydema

On October 31, 2005, the Company entered into an executive agreement with Hans Ydema, who on that day was appointed as Senior Vice President, Sales for Europe, Middle East and Asia (“EMEA”). Mr. Ydema’s annual base salary will be € 175,000. He will also be eligible for annual sales incentive payments of € 150,000 at 100% achievement of objectives and revenue targets that are annually set by the Company’s Compensation Committee. Mr. Ydema’s executive agreement also provides for a grant of (i) 7,500 restricted stock units and (ii) stock options to purchase 50,000 shares of common stock of the Company. The strike price of the stock options was equal to the fair market value of the Company’s common stock at the close of business on October 31, 2005.

Mr. Ydema’s executive agreement provides that if he enters into the Company’s then-standard release and severance agreement promptly after termination of his position at the Company without cause, he will be entitled to continuance of his base salary and benefits for a further nine months. In addition, any stock options or restricted stock units will continue to vest during this nine month period. However, no sales incentive payments will accrue for the period following termination of his position at the Company. Mr. Ydema’s executive agreement contains provisions relating to executive confidentiality, non-solicitation, intellectual property rights, and code of conduct. Pursuant to these provisions, Mr. Ydema (i) will not disclose the Company’s confidential information, (ii) assigns to the benefit of the Company all rights to intellectual property rights created by Mr. Ydema, (iii) agrees to non-solicitation provisions which prohibit him for a period of nine months from the termination of his position at the Company from attempting to solicit any the Company employees, or approaching or soliciting any customer/client, potential customer/client or maturing business opportunity of the Company in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from the Company, among other related prohibitions, and (iv) will adhere to the Company’s Code of Conduct.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005:

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	5,316,259	$5.87	8,678,440

Equity compensation plans not approved by security holders	8,257,414	5.66	4,668,593

Total	13,573,673	$5.74	13,347,033

(1)	This table excludes an aggregate of 47,838 shares issuable upon exercise of outstanding options assumed by the Company in connection with the Company’s acquisition of enCommerce, Inc. in June 2000. The weighted-average exercise price of the excluded options is $7.44 per share.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2005, 8,678,440 shares under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”) and 4,668,593 shares under the 1999 Non-Officer Employee Stock Incentive Plan, as amended (the “1999 Plan”), may instead be issued in the form of restricted stock awards and other stock-based awards, including shares based upon certain conditions, securities convertible into Common Stock and stock appreciation rights.

On August 1, 2003 the Company’s 1998 Employee Stock Purchase Plan was discontinued. Prior to such termination 173,891 shares were issued under such plan in 2003.

On March 15, 2006, the Board of Directors adopted resolutions, subject to stockholder approval, to approve entry into the Entrust, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). If the 2006 Plan is approved by the stockholders of the Company, the Amended and Restated 1996 Stock Incentive Plan, the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and the 1999 Non-Officer Employee Stock Incentive Plan, as amended (together, the “Prior Plans”), will terminate and no further grants will be permitted under the Prior Plans, provided that, this termination of the Prior Plans will not affect awards that are outstanding under the Prior Plans.

1999 Non-Officer Employee Stock Incentive Plan

In December 1999, the Board of Directors adopted the 1999 Plan pursuant to which non-statutory stock options, restricted stock and other stock-based awards for up to 2,500,000 shares of Common Stock were authorized to be issued to employees, consultants and advisors of the Company and its subsidiaries, other than executive officers. The Board of Directors amended the 1999 Plan in December 2000, April 2001 and October 2002 to increase the total number of shares authorized for issuance under the 1999 Plan to 7,600,000 shares, 9,600,000 shares and 11,600,000 shares, respectively.

The Board of Directors is authorized to administer the 1999 Plan and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 Plan and to interpret the provisions of the 1999

Plan. The Board of Directors may amend, suspend or terminate the 1999 Plan at any time. In accordance with the provisions of the 1999 Plan, the Board of Directors has delegated authority to administer certain aspects of the 1999 Plan to the Compensation Committee and, from time to time, Mr. Conner as a committee of one.

The Board of Directors, the Compensation Committee or Mr. Conner selects the recipients of awards under the 1999 Plan and determines (i) the number of shares of Common Stock covered by such awards, (ii) the dates upon which such awards become exercisable (which is typically 25% of the total underlying shares on the first anniversary of the grant date and as to one-thirty-sixth of the remaining shares on the monthly anniversary of the grant date over the following 36 months), (iii) the exercise price of options (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant), and (iv) the duration of the options.

If any option or other award granted under the 1999 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option or other award will again be available for grant under the 1999 Plan. No award may be granted under the 1999 Plan after December 10, 2009, but options and other awards previously granted may extend beyond that date.

The Board of Directors is required to make appropriate adjustments in connection with the 1999 Plan to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Upon the occurrence of an acquisition event (as defined in the 1999 Plan), the 1999 Plan requires the Board of Directors to take one or more of the following actions with respect to any then outstanding options and other awards:

•	provide that each outstanding option or award will be assumed, or an equivalent option or award will be substituted by, the successor entity or an affiliate of the successor entity;

•	provide that all outstanding options become exercisable in full for a specified period of time before such acquisition event takes place, even if such options would not have been exercisable otherwise;

•	if the acquisition event involves a cash payment to holders of Common Stock in exchange for their shares of Common Stock, provide for the termination of all outstanding options and provide for a cash payment to each option holder equal to the amount by which (1) the cash payment per share of Common Stock paid to the holder of Common Stock multiplied by the number of shares of Common Stock subject to such outstanding option (whether or not exercisable), exceeds (2) the total exercise price of such options;

•	provide that all restricted stock awards then outstanding will become free of all restrictions prior to the acquisition event; and

•	provide that any other stock-based awards outstanding (1) will become exercisable, realizable or vested in full, or will be free of all conditions or restrictions, as applicable, prior to the acquisition event or (2) will be assumed, or equivalent awards will be substituted, by the successor entity or an affiliate of the successor entity.

Special Non-Statutory Stock Option Agreement

In April 2001, as an inducement essential to Mr. Conner’s entering into an employment agreement with the Company as its President and Chief Executive Officer, the Board of Directors approved the grant of an option to Mr. Conner for 2,000,000 shares of Common Stock at an exercise price of $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the option to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Unless earlier terminated, this option will expire on April 22, 2011. For details regarding the vesting schedule of all options granted to Mr. Conner in April 2001, including the foregoing option, see “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

Certain Transactions

Asia Digital Media:

On September 16, 2004, the Company and certain other investors agreed to subscribe for shares in a newly formed joint venture called Asia Digital Media pursuant to a subscription agreement (as amended, the “Subscription Agreement”). The investment closed on December 17, 2004. The Company directly subscribed for approximately 16.7% of the share capital of Asia Digital Media in exchange for a cash contribution of $2.0 million and in-kind contributions of software products and professional services totaling $1.3 million. Also, ADML Holdco, in which we held an approximate 14.3% ownership interest for our $1.5 million investment, directly subscribed for 60.6% of the share capital of Asia Digital Media in exchange for a contribution of the entire issued share capital of Ohana Wireless Corporation (“Ohana”). The remaining capital stock of Asia Digital Media is owned by two investors and China Aerospace New World Technology Limited, a company incorporated in Hong Kong. During the first quarter of 2005, the Company received additional shares of common stock of Asia Digital Media in reimbursement for legal costs incurred by it on behalf of Asia Digital Media during its formation and for administrative services that the Company provided. These additional shares were valued at $458,000 and resulted in an increase of our total direct and indirect equity holdings in Asia Digital Media to 27.4% as of September 30, 2005. On December 27, 2005, the Company entered into a Rescission Agreement with Asia Digital Media and ADML Holdco to rescind the Subscription Agreement in part, resulting in the return of the shares of Asia Digital Media issued to ADML Holdco for cancellation and the corresponding return of the entire issued capital of Ohana to ADML Holdco. Upon conclusion of the Rescission Agreement, the Company will own approximately 44% of the issued share capital of Asia Digital Media and approximately 14.3% of the issued share capital of Ohana.

Interests of Mr. Hwang.

Dr. Anthony E. Hwang, a former director of the Company until December 17, 2005, became Chief Executive Officer and a director of Asia Digital Media on December 17, 2004. Dr. Hwang resigned as a Chief Executive Officer and director of Asia Digital Media on December 27, 2005.

Dr. Hwang became a director of Asia Digital Media on December 17, 2004. During 2005, his remuneration from Asia Digital Media on account of being a director of Asia Digital Media in 2005 was $44,750. Dr. Hwang was also granted an option to purchase 50,681 of Asia Digital Media’s stock at a strike price of $20.00 per share in consideration of such services, pursuant to the Stock Incentive Plan approved by the stockholders of Asia Digital Media. Asia Digital Media also paid US$75,000 in consideration of his services as CEO to Asia Digital Media. Such amount was paid on Dr. Hwang to A & E International, Inc. (“A&E International”) through a consulting agreement between A&E International and Asia Digital Media. Dr. Hwang owns 100% of A&E International.

Dr. Hwang, his spouse Evelyn Hwang, his parents Florencio Mallare and Jane Mallare, and his sibling Aristotle Mallare (“Hwang Family”) collectively own 100% of Fil-Fibers Manufacturing Inc., Ltd. (“Fil-Fibers”). Dr. Hwang individually owns 10% of Fil-Fibers and his spouse individually owns 20% of Fil-Fibers.

Since Asia Digital Media was formed in December 2004 Dr. Hwang has not directly held any equity in Asia Digital Media. However, by virtue of the Hwang Family’s 100% ownership interest in Fil-Fibers, Fil-Fibers’ 31.8% ownership of ADML Holdco, and ADML Holdco’s 60.6% ownership of Asia Digital Media through to December 27, 2005, the Hwang Family indirectly owned approximately 19.3% of Asia Digital Media through to December 27, 2005. Dr. Hwang individually owned approximately 1.9% of Asia Digital Media indirectly, and his spouse individually owned approximately 3.9% of Asia Digital Media indirectly. However, it is to be noted that all such interests in Asia Digital Media were rescinded on December 27, 2005 reducing ADML Holdco’s equity in Asia Digital Media to 0.0% and canceling all of Dr. Hwang’s indirect equity holdings in Asia Digital Media.

Interests of Mr. Conner

Mr. Conner became a director of Asia Digital Media on December 17, 2004 and resigned on November 18, 2005. His remuneration from Asia Digital Media on account of being a director of Asia Digital Media was $44,750 for all of 2005. Mr. Conner was also granted an option to purchase 50,681 of Asia Digital Media’s stock at a strike price of $20.00 per share in consideration of such services, pursuant to the Stock Incentive Plan approved by the stockholders of Asia Digital Media. The Compensation Committee of the Board of Directors and independent members of the Company’s Board of Directors have approved the direct compensation of Mr. Conner by Asia Digital Media.

Interests of other Entrust Employees

Mr. David Rockvam, the director of Investor Relations for Entrust, was the Chief Financial Officer for Ohana and for Asia Digital Media through to his resignation on November 18, 2005. Mr. Rockvam’s position with Asia Digital Media was a part time position and he received $12,500 from Ohana on account of his services, and was reimbursed for his out-of pocket expenses.

During 2005 a number of other non-executive employees of the Company held positions with Asia Digital Media, Ohana and ADML Holdco, and have provided services to Asia Digital Media, Ohana and ADML Holdco from time-to-time for which they have received no compensation from Asia Digital Media, Ohana and ADML Holdco.

Mr. James D. Kendry, Vice President and Chief Governance Officer of the Company provided administrative services to Asia Digital Media and was secretary of Ohana in a part time position and received $12,500 from Ohana for those services and was reimbursed for his out of pocket expenses. On December 27, 2005 the Company appointed Mr. Kendry as a director of Asia Digital Media on an uncompensated basis.

Other Transactions:

Commencing in January 2005 the law firm of Nelson, Mullins, Riley and Scarborough LLP, of which Mr. Derrick is currently a Partner, commenced performing legal services for the Company. The total legal fees and expenses for 2005 were $5,567.

Mr. Grant Jones, the son of Mr. Jerry C. Jones, commenced fulltime employment with the Company on June 27, 2005 as a Financial Analyst, at a rate of $53,200 per year. In addition to this salary, Mr. Grant Jones also received employee benefits that are generally available to all employees. Also, Mr. Grant Jones received 210 restricted stock units on February 16, 2006 for performance. In addition, he will be eligible, but not guaranteed, to participate in the 2006 Employee Bonus Plan, which is paid out semi-annually.

For a description of certain employment and other arrangements between the Company and its Named Executive Officers, see “Compensation of Executive Officers—Employment, Non-Competition, Retention and Separation Agreements” (above).

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and reviews and approves equity grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Jones and Pinder.

Executive Compensation Philosophy

The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of base pay, variable incentive awards, long-term incentives, retirement plans, and benefits.

The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company’s other executive officers should be based to a substantial extent on the Company’s performance and adjusted, as appropriate, based on such executive officer’s personal performance. The Compensation Committee has retained an expert executive compensation consultant, Compensia, to provide competitive data on CEO compensation practices, and to provide input on strategy for using equity and other compensation vehicles for executive officers and other employees. Generally, when establishing base pay, bonus levels, and long term incentive awards for executive officers, the Compensation Committee considers: (a) the Company’s financial performance during the past year and recent quarters, (b) the individual’s performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization, and other companies within the software industry. The Compensation Committee considers data from relevant compensation surveys provided by independent entities when making decisions on executive officer compensation.

Compensation Components

The five major components of the Company’s executive officer compensation are (a) base salary, (b) variable incentive awards, (c) long-term incentives in the form of equity-based awards, (d) retirement plans, and (e) benefits.

Base Salary. Each executive officer of the Company has a base salary established in his or her employment agreement which may have changed since the date of hire (see “Employment, Non-Competition, Retention and Separation Agreements”). The Compensation Committee periodically reviews the base salary levels of the executive officers. When reviewing base salaries, the Compensation Committee considers available market data, individual and corporate performance, levels and scope of responsibility, prior experience, and breadth of knowledge.

Mr. Conner, the Company’s President and Chief Executive Officer since April 2001, is party to an employment agreement that set his annual base salary initially at $500,000. Mr. Conner’s base salary has not changed since the date of his hire.

The following summarizes the base salaries for the other Named Executive Officers, and changes since December 31, 2005:

•	Mr. Contardi served as our Senior Vice President, World Wide Sales from October 18, 2004 until May 20, 2005, with a base pay of $240,000. On May 20, 2005, he ceased serving as an executive officer and began salary continuance to last until May 19, 2006, representing 12 months of his base pay.

•	Mr. Downer served as our Senior Vice President of Global Professional Services and Canadian Sales from April of 2003 to January 2006, with a base pay of $330,000 Canadian dollars, or $283,800 U.S. dollars based on an exchange rate of 0.86 U.S. dollar per Canadian dollar. As of January 23, 2006, he ceased serving as an executive officer and began service as a consultant to the Company to last until October 23, 2006.

•	Mr. Bello became our Senior Vice President, General Manager US Government Relations in February 2006. Mr. Bello’s annual base salary is $250,000.

•	Mr. Ydema became our Senior Vice President, General Manager EMEA on October 31, 2005 with a base salary of 175,000 Euros, or $207,235 U.S. dollars based on an exchange rate of 1.1842 U.S. dollars per Euro.

•	Mr. Wagner has served as our Senior Vice President and Chief Financial Officer since April 2003. Mr. Wagner’s base salary of $245,000 was increased to $255,000 in February, 2006.

•	Mr. Morcos became our Senior Vice President, Sales in May 2005. Mr. Morcos’s annual base salary is $250,000 Canadian Dollars or $217,599 U.S. dollars based on an exchange rate of 0.86 U.S. dollar per Canadian dollar.

Variable Incentive Awards.

On November 7, 2005, the Compensation Committee of the Board of Directors of the Company adopted the following cash bonus plans: (i) 2005 Entrust Deferred Incentive and Retention Bonus Plan (the “Deferred Plan”) and (ii) the Entrust Non-Deferred Performance Bonus Plan (the “Non-Deferred Plan”).

The Deferred Plan. The primary objective of the Deferred Plan is to attract and retain valued employees by remunerating selected executives and other key employees with cash awards based on the contribution of the individual employee. The Deferred Plan became effective on January 1, 2006. The Committee, in its sole discretion, will determine which employees are eligible to receive awards under the plan and shall grant awards in such amounts and on such terms as it shall determine provided that the aggregate amount of all such awards do not exceed $2,400,000. Subject to limited exceptions, an employee’s award under the plan shall vest in one-eighth of the amount of the award at the end of each calendar quarter following the original grant date, provided that the employee continues to be employed by Entrust on each of such dates.

The Non-Deferred Plan. The primary objective of the Non-Deferred Plan is to attract and retain valued employees by remunerating selected executives and other employees with cash awards based on the performance of the Company and the contribution of the individual employee. The Non-Deferred Plan became effective on January 1, 2006. The Committee, in its sole discretion, shall determine which employees are eligible to receive awards under the plan and shall grant awards in such amounts and on such terms as it shall determine provided that the aggregate amount of all such awards do not exceed the amount available for distribution under the plan.

Awards will be granted from two bonus pools: (i) the Bonus Pool for 2005, and (ii) the Bonus Pool for 2006.

The Bonus Pool for 2005 shall consist of up to $2,000,000, which shall be adjusted based on the Company’s product revenue in 2005 exceeding specified thresholds. Awards granted by the Committee from the Bonus Pool for 2005 shall be paid during the first quarter of 2006.

Cash awards under the Deferred Plan and cash awards made from the Bonus Pool for 2005 shall not exceed $3,400,000 in the aggregate.

The Bonus Pool for 2006 shall consist in the aggregate of $3,500,000, which shall be adjusted upward by a percentage of the amount by which the Company’s product revenue in 2006 exceeds its product revenue target for 2006. The Bonus Pool for 2006 is divided into three distinct components: (i) the first half pool, (ii) the second half pool, and (iii) the annual pool. Awards under the first half pool will be made during the third quarter of 2006. Awards under the second half pool and annual pool will be made during the first quarter of 2007. The first half pool and the second half pool each consist of $1,400,000 and are available for distribution under the plan if specified product revenue targets for the first half of 2006 and for the second half of 2006, respectively, are met. Finally, the annual pool consists of any amounts remaining in the Bonus Pool for 2006 and is available for distribution if specified product revenue targets for the fiscal year are met.

Equity-Based Awards.

The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive equity-based award generally not more than once a year unless promoted. In 2005, the equity-based awards were in the form of both stock options and restricted stock units.

Annual grants to executives are approved by the Compensation Committee based upon (1) the individual executive’s performance and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies. Annual option grants to all executives, including the Chief Executive Officer, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. Restricted shares are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and one-fourth the following three anniversaries of the grant date.

The Compensation Committee recognizes that equity grants to employees and officers dilute existing shareholders and control the amount of such grants while attempting to remain competitive with our compensation packages. Some of the steps the Company has taken to control potential dilution with the approval of the Compensation Committee include:

•	Discontinuing the 1998 Employee Stock Purchase Plan in 2003;

•	Reducing gross grant rates under the Amended and Restated 1996 Stock Incentive Plan (“1996 Plan”) and the 1999 Non-officer Employee Stock Incentive Plan (“1999 Plan”) since 2002, which has contributed to a negative net grant rate under the Company’s stock-based incentive plans for the period of time comprising calendar years 2003 through 2005;

•	Making use of restricted stock unit grants to employees since 2005 and stock appreciation right (“SAR”) grants in 2006 as less dilutive substitutes for stock options.

The Company has taken additional steps to reduce the expense of its employee equity-based incentive program including:

•	Issuing equity grants since April 29, 2005 with a seven year term instead of the prior 10 year term;

•	Employing capped SAR grants to employees in 2006 which limit the maximum appreciation for each SAR at four times its exercise price.

The Compensation Committee is satisfied that the approval of the 2006 Stock Incentive Plan with the simultaneous termination of the 1996 Plan and 1999 Plan is consistent with the goal of remaining competitive in its stock-based awards while controlling potential dilution. The 4,800,000 shares of Common Stock available for award under the proposed 2006 Stock Incentive Plan are substantially less than the 13,347,033 shares available for award under the 1996 Plan and 1999 Plan as of December 31, 2005 on a collective basis. Moreover, the 2006 Stock Incentive Plan limits the maximum term of an award under the plan to seven years. Also, by reducing the number of plans from which grants can be made the Company expects to reduce the cost of administering its employee equity-based incentive plans.

Retirement Plans.

The Compensation Committee plans to review periodically the Company’s retirement plans, including its 401K plan, to ensure that they remain competitive.

Benefits.

Our focus is to benefits ensure our offerings are market competitive within our industry and geographical region in order to attract and retain employees committed to delivering results within our high-performance culture.

Compensation Committee

Jerry Jones, Chair

Andrew Pinder

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Jones (chair) and Pinder. During 2005, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee of the Board of Directors

The SEC and the principal self regulatory organizations, including NASDAQ, impose requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company’s auditor and management. The rules require that a company’s annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, NASDAQ requires that audit committees adopt written charters, which must be included as an attachment to a company’s annual proxy statement at least once every three years. The Company adopted an amended and restated audit committee charter in March 2003.

NASDAQ currently requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication.

Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial auditing personnel.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee

Douglas Schloss, Chair

Michael P. Ressner

Jerry Jones

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from December 31, 2000 through December 31, 2005 with the cumulative total return on (1) the NASDAQ Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes an investment of $100 on December 31, 2000 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	Cumulative Total Return
	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03	3/04	6/04	9/04	12/04	3/05	6/05	9/05	12/05
Entrust, Inc.	100.00	63.94	54.54	21.92	78.38	39.08	20.92	24.15	25.85	19.23	21.77	37.77	31.38	33.54	34.62	19.46	29.15	28.85	36.85	43.08	37.23

Russell 2000	100.00	93.49	106.94	84.64	102.49	106.57	97.67	76.77	81.49	77.83	96.07	104.79	120.00	127.52	128.12	124.46	142.00	134.42	140.22	146.80	148.46
NASDAQ Computer & Data Processing	100.00	76.83	101.06	64.12	85.09	78.26	64.89	50.92	62.20	60.89	69.67	75.28	80.62	78.13	86.26	81.99	94.66	83.02	85.89	90.66	94.83

PROPOSAL 2—APPROVAL OF ENTRY INTO 2006 STOCK INCENTIVE PLAN

On March 15, 2006, the Board of Directors adopted resolutions, subject to stockholder approval, to approve entry into the 2006 Stock Incentive Plan (the “2006 Plan”), attached as Appendix A.

The Board has adopted the 2006 Plan because it believes that continued grants of stock options, as well as grants of restricted stock and other stock-based awards, will be an important element in attracting, retaining and motivating persons who are expected to make important contributions to the Company.

If the 2006 Plan is approved by the stockholders of the Company, the Amended and Restated 1996 Stock Incentive Plan, the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and the 1999 Non-Officer Employee Stock Incentive Plan, as amended (together, the “Prior Plans”), will terminate and no further grants will be permitted under the Prior Plans, provided that, this termination of the Prior Plans will not affect awards that are outstanding under the Prior Plans.

Summary of the 2006 Plan

The following is a summary of the material provisions of the 2006 Plan.

Eligibility to Receive Awards

Officers, employees, directors of, and consultants and advisors to the Company and its subsidiaries are eligible to be granted awards under the 2006 Plan. The maximum number of shares with respect to which awards may be granted to any participant under the 2006 Plan may not exceed 2,000,000 shares of Common Stock per calendar year.

As of December 31, 2005, the Company had approximately 475 employees (including those employed by Entrust Limited and other wholly owned subsidiaries of the Company) and five non-employee directors, all of whom are eligible to participate in the 2006 Plan. The number of individuals receiving awards varies from year to year depending on various factors, such as the number of promotions and the Company’s hiring needs during the year, and thus the Company cannot now determine future award recipients.

The Board of Directors will determine the effect on an award of death, disability, retirement, authorized leave of absence or other change in employment or other status of a participant.

Administration

The 2006 Plan will be administered by the Board of Directors. Subject to the provisions of the 2006 Plan, the Board of Directors has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price. The Board of Directors may delegate to one or more executive officers of the Company the power to make awards and exercise such other powers as the Board may determine, subject to certain limitations. The Board of Directors may also delegate any or all of its powers under the 2006 Plan to one or more Committees of the Board of Directors.

The Board of Directors may amend, modify or terminate any outstanding award, including without limitation, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option into a non-statutory stock option, subject to the participant’s consent if such amendment, modification or termination would materially and adversely affect the participant. The Board of Directors may also accelerate the date on which an option, restricted stock award or a stock-based award becomes exercisable, becomes free of its restrictions or conditions or become realizable, as the case may be.

The 2006 Plan will remain in effect until May 2016 (except that it will continue in effect as to equity-related securities outstanding on that date), unless earlier terminated by the Board of Directors. The Board of Directors may amend, suspend or terminate the 2006 Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

Stock Available for Awards

Subject to the adjustment provisions discussed in this paragraph, the maximum aggregate number of shares of Common Stock that may be awarded under the 2006 Plan is 4,800,000. Upon the occurrence of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the Board of Directors will make adjustments to the number and class of securities available under the 2006 Plan, the number and class of security and exercise price subject to each outstanding option, the repurchase price subject to each outstanding restricted stock award, and the terms of each other outstanding stock-based award to the extent that the Board of Directors determines in good faith that such adjustments are necessary and appropriate.

If shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares. On March 8, 2006, the closing price of Common Stock on the Nasdaq National Market was $3.78 per share.

Description of Awards

Stock Options. The 2006 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”) (“Incentive Stock Options”) and options not intended to qualify as incentive stock options (“Non-Statutory Options”). Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. The maximum exercise period for an option is seven years.

Restricted Stock Awards. The 2006 Plan provides for the grant of restricted stock awards. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified by the Board of Directors, in the applicable awards are not satisfied prior to the end of the applicable restriction period established for such award.

Stock Appreciation Rights. The 2006 Plan provides for the grant of stock appreciation rights (“SARs”). A SAR may entitle the recipient to receive payment from the Company equal in value to the difference between the fair market value of a share of Common Stock and the exercise price of the SAR, subject to the terms and conditions that the Board of Directors (or its delegates) determines. The exercise price is determined by the Board of Directors (or its delegates) and shall be not less than 100% of the fair market value of a share of Common Stock on the grant date.

Restricted Stock Units. The 2006 Plan provides for the right to grant restricted stock units. A restricted stock unit is a right to receive payment, including in the form of a Common Share, at a future date upon satisfaction of conditions specified by the Board of Directors (or its delegates).

Other Stock-Based Awards. The 2006 Plan provides for the right to grant other awards based upon the Common Stock having such terms and conditions as the Board of Directors (or its delegates) may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2006 Plan and with respect to the sale of Common Stock acquired under the 2006 Plan.

Incentive Stock Options

In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option (“ISO Stock”). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the “Grant Date”) and one year from the date the option was exercised (the “Exercise Date”), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Non-Statutory Stock Options

As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (“NSO Stock”) on the Exercise Date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

Restricted Stock

A participant will not recognize taxable income upon the grant of a restricted stock award unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant’s tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2006 Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company

The grant of an award under the 2006 Plan will not have tax consequences to the Company. Moreover, in general, neither the exercise of any incentive stock option nor the sale of any Common Stock acquired under the 2006 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2006 Plan, including in connection with a restricted stock award or as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Directors’ Recommendation:

The Board of Directors believes that the approval of entry into the 2006 Plan is in the best interests of the company and its stockholders and recommends a vote in FOR the ratification of this proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton as the Company’s independent public accountants for the year ending December 31, 2006. Although stockholder approval of the Audit Committee’s selection of Grant Thornton is not required under the Company’s by-laws or otherwise, the Board of Directors is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Stockholders.

Representatives of Grant Thornton are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

Change in Independent Public Accountants

Grant Thornton served as the Company’s independent public accountants for the fiscal years ending December 31, 2004, and December 31, 2005 and is serving in such capacity for the current fiscal year. Ernst & Young LLP (“E&Y”) served as the Company’s independent public accountants for the fiscal year ended December 31, 2003. Deloitte & Touche LLP (“D&T”) served as the Company’s independent public accountants for the fiscal year ended December 31, 2002.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent public accountants. Beginning in 2003, the Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by its independent public accounts to the Company.

On April 30, 2004, our Audit Committee voted to dismiss E&Y as the Company’s independent certifying public accountant. The decision to change accountants was approved by our Audit Committee in connection with the Audit Committee’s solicitation of bids for the Company’s audit engagement.

E&Y’s report on the Company’s consolidated financial statements for the year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2003 and the subsequent interim period prior to E&Y’s dismissal, (1) there was no disagreement between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to E&Y’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that E&Y furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated May 4, 2004, along with a copy of a letter from E&Y to the Company dated May 4, 2004 confirming the termination of the client-auditor relationship between the Company and E&Y, were filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed May 6, 2004.

The Company engaged Grant Thornton on May 6, 2004 as the principal accountant to audit the Company’s consolidated financial statements for the year ending December 31, 2004. Grant Thornton replaces E&Y, whose services were terminated effective upon the filing of the Company’s 10-Q on May 6, 2004. During the years ended December 31, 2002 and 2003 and the subsequent interim period prior to the engagement of Grant Thornton, the Company did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with the Company’s former accountant.

Fees Paid to Independent Public Accountants

The following table shows information about professional fees paid by the Company for audit and non-audit services to Grant Thornton and E&Y during 2005 and 2004, respectively.

	2005 ($)	2004 ($)
Audit fees (a)	247,110	278,993
Audit-related fees (b)	154,347	210,995
Tax fees (c)	—	—
All other fees (d)	—	—

Total	401,457	489,988

(a)    Audit Fees

Grant Thornton billed the Company an aggregate of $247,110 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2005, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2005 consolidated financial statements. Prior to dismissal on April 30, 2004, E&Y billed the Company $59,006 in fees for professional services in connection with the review of the financial information and the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2004 and initial planning efforts related to the audit of the Company’s most recent fiscal year. The aggregate fees billed to the Company by Grant Thornton for these professional services in 2004 was $219,987.

(b)    Audit-Related Fees

Grant Thornton billed the Company an aggregate of $154,347 in fees for professional services rendered in connection with its audit of management’s assessment of internal controls as required by Sarbanes Oxley section 404 for the 2005 fiscal year. Prior to dismissal on April 30, 2004, E&Y billed the Company $18,775 in fees for professional services in connection with the initial planning efforts related to the audit of management’s assessment of internal controls as required by Sarbanes Oxley section 404 for the 2004 fiscal year.

(c)    Tax Fees

Grant Thornton was not engaged by the Company to perform any tax services in 2005 or 2004. Accordingly, no related fees were billed.

(d)    All Other Fees

The Company did not engage Grant Thornton for any other services in 2005 or 2004.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as the Company’s independent public accountants for the year ending December 31, 2006.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2007 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than November 25, 2006 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2007 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2007 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2007 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2007 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2005 the Reporting Persons complied with all Section 16(a) filing requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: Entrust, Inc. One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800, Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 24, 2006.

APPENDIX A

ENTRUST, INC.

2006 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this 2006 Stock Incentive Plan (the “Plan”) of Entrust, Inc., a Maryland corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any present or future subsidiary corporations of Entrust, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

2. Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (collectively “Service Providers”) are eligible to be granted options, restricted stock, stock appreciation rights, restricted stock units or other stock-based awards (each, an “Award”) under the Plan. Any person who has been granted an Award under the Plan shall be deemed a “Participant”.

3. Administration, Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have authority to exercise all of the powers granted to it under the Plan, to grant Awards and determine who shall receive Awards, to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable, and to make all determinations necessary or advisable in administering the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

(c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). To the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code and to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.

4. Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to 4,800,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Amended and Restated 1996 Stock Incentive Plan, the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and the 1999 Non-Officer Employee Stock Incentive Plan, as amended (together, the “Prior Plans”), will terminate on the day that the Plan is approved by the stockholders of the Company and no further grants will be permitted under the Prior Plans, provided that, this termination will not affect any awards that are outstanding under the Prior Plans. Any shares of Common Stock that are subject to Awards of Options (as defined below) or SARs (as defined below) shall be counted against the 4,800,000 share limit as one share of Common Stock for every one share of Common Stock granted. Any shares of Common Stock that are subject to Awards other than Options or SARs shall be counted against the 4,800,000 share limit as two shares of Common Stock for every one share of Common Stock granted. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or if shares of Common Stock are withheld to pay taxes or tendered to pay the exercise price of any Award granted under the Plan or results in any Common Stock not being issued, such unused, withheld or tendered Common Stock relating to such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Any shares of Common Stock that again become available for grant pursuant to this Section 4 shall be added back as one share of Common Stock if such shares of Common Stock were subject to Options or SARs granted under the Plan, and as two shares of Common Stock if such shares of Common Stock were subject to Awards other than Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 4(c), no more than 4,800,000 shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options (as defined below). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit. Subject to adjustment under Section 4(c), the maximum number of shares with respect to which an Award may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

(c) Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section 10(e)(i) also applies to any event, Section 10(e)(i) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the

Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable Option agreement.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, that the maximum exercise period shall be seven years from the date of grant.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares of Common Stock for which the Option is exercised.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i) in cash or by check, payable to the order of the Company;

(ii) except as the Board may otherwise provide in an Option agreement, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(iii) to the extent permitted by the Board and explicitly provided in an Option agreement (i) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith (the “Fair Market Value”), which Common Stock was owned by the Participant at least six months prior to such delivery, (ii) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (iii) by payment of such other lawful consideration as the Board may determine; or

(iv) any combination of the above permitted forms of payment.

6. Restricted Stock

(a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7. Stock Appreciation Rights

(a) Grants. The Board may grant stock appreciation rights (each, an “SAR”) and determine the number SARs granted to any Participant, the exercise price of each SAR, and the conditions and limitations applicable to the exercise of each SAR, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Exercise Price. The Board shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement (the “Exercise Price”). However, the Exercise Price of a freestanding SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the grant date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, that the maximum exercise period shall be seven years from the date of grant.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board.

(e) Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company equal in value to the lesser of the following:

(i)	The difference between the Fair Market Value of a share on the date of exercise and the Exercise Price, multiplied by the number of shares with respect to which the SAR is exercised; and

(ii)	Four times the Exercise Price.

At the discretion of the Board, the payment upon SAR exercise may be in shares of equivalent value, net of applicable tax withholdings.

8. Restricted Stock Units

(a) Grants. The Board may grant Awards entitling recipients to acquire restricted stock units (each, a “Restricted Stock Unit”) and determine the number of Restricted Stock Units granted to any Participant and the initial value of each Restricted Stock Unit.

(b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Unit, including the vesting provisions (including, without limitation, continued status as a Service Provider) which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Service Providers. The time period during which the vesting provisions must be met will be called the “Vesting Period”. Each award of Restricted Stock Units will be evidenced by an Award agreement that will specify the Vesting Period, and such other terms and conditions as the Board, in its sole discretion, will determine.

(c) Earning of Restricted Stock Units. After the applicable Vesting Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the period, to be determined as a function of the extent to which the corresponding vesting provisions have been achieved. After the grant of Restricted Stock Units, the Board may reduce or waive any vesting provisions for such Restricted Stock Units.

(d) Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the Vesting Period. The Board may pay earned Restricted Stock Units in the form of shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable period), net of applicable tax withholdings.

(e) Cancellation of Restricted Stock Units. On the date set forth in the Award agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

9. Other Stock Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions and the grant of securities convertible into Common Stock.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced by a written instrument in such form as the Board shall determine, it being understood that an electronic form of Award shall be deemed to be a written instrument for purposes of the Plan. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e) Acquisition Events.

(i) Consequences of Acquisition Events. Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to then outstanding Awards: (i) provide that outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants within a specified period following the date of such notice; (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), provide that all outstanding Options shall terminate upon consummation of the Acquisition Event and that Participants shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iv) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and (v) provide that any other stock-based Awards outstanding, including without limitation SARs and Restricted Stock Units, (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B) shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

An “Acquisition Event” means the occurrence of any one of the following events:

(A) individuals who, on May 5, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 5, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(B) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (B) shall not be deemed to be an Acquisition Event by virtue of any of the following acquisitions: (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined in below);

(C) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 80% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

(ii) Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

(f) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Other than pursuant to Section 4(c), the Board shall not be permitted to take any action with respect to an Award that may be treated as a repricing under the rules and regulations of the Nasdaq Stock Market, without shareholder approval.

(h) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(i) Acceleration. The Board may at any time provide that any Options, SARs, or Restricted Stock Units shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11. Miscellaneous

11.1. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

11.2. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

11.3. Effective Date and Term of Plan. The adoption of the Plan on March 15, 2006 by the Board is expressly conditioned on the approval of the stockholders of the Company at its annual meeting on May 5, , 2006. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. If the Plan is not approved by the stockholders of the Company at its annual meeting on May 5, 2006, then this Plan shall be null and void and of no force or effect.

11.4. Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company’s stockholders.

11.5. Stockholder Approval. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

11.6. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

11.7. Canadian Residents. Each Participant who is a resident of Canada acknowledges that such person’s participation in this Plan is voluntary and that such person is not induced to participate in this Plan by: (i) in the case of employees, expectation of employment or continued employment with the Company; (ii) in the case of officers, expectation of appointment, employment, continued appointment or continued employment with the Company; (iii) in the case of directors, expectation of appointment or continued appointment of the director with the Company; or (iv) in the case of consultants or advisors, expectation of engagement or continued engagement to provide services to the Company. With respect to each Participant who is a resident of Canada serving as a consultant or advisor to the Company, such person represents and warrants that there is a written agreement between such person and the Company or a subsidiary corporation of the Company (as defined in the Code), and that such person spends or will spend a significant amount of time and attention on the affairs and business of the Company pursuant to such written agreement.

11.8. 409A Savings Clause. To the extent any payment made under this Plan would be subject to any additional taxes imposed under Section 409A of the Code, the terms of such payment will be accelerated, delayed, or reformed, in the Company’s sole discretion, so as to avoid such additional taxes.

Proxy – Entrust, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David J. Wagner and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the “Company”) to be held on Friday, May 5, 2006 at 10:00 a.m., local time, at the Westin Galleria, 13340 Dallas Parkway, Dallas TX 75240 (the “Meeting”), and any adjournments or postponements thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment or postponements thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

Entrust ®

Securing Digital Identities & Information

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

1.	The Board of Directors recommends a vote “FOR” the election of the following two nominees as Class II Directors to serve for the ensuing three years:

	For	Withhold
01 – F. William Conner	☐	☐
02 – Douglas Schloss	☐	☐

B.	Proposals

The Board of Directors recommends a vote “FOR” the following resolution:

2.	To approve the Entrust, Inc. 2006 Stock Incentive Plan.	☐ For	☐ Against	☐ Abstain

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the year ending December 31, 2006.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. A VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2 AND A VOTE “FOR” PROPOSAL 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature 1 – Please keep signature within the box	Signature 2 –Please keep signature within the box	Date (mm/dd/yyyy)

/ /